Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 2 on Form S-3 to Registration Statement No. 333-65015 and related Prospectus of Blue Rhino Corporation for the registration of 400,000 shares of its common stock and to the incorporation by reference therein of our report dated March 14, 2001, with respect to the financial statements of R4 Technical Center — North Carolina, LLC for the period from April 28, 2000 (date of inception) to December 31, 2000, included in its Annual Report on Form 10-K for the year ended July 31, 2002 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Greensboro, North Carolina

November 27, 2002

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